SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 22, 2011

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a Current Report on Form 8-K filed by the Company on December 16, 2011, Daniel K. Osborne, an independent director and a member of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees, resigned from the Board of Directors (the “Board”) of the Company effective on December 30, 2011. As a result, commencing on December 30, 2011 and extending until such time that the Company identifies a qualified candidate to fill Mr. Osborne’s seat on the Board and each of the committees on which he serves , the Company will not be in compliance with the Nasdaq Stock Market’s (“Nasdaq”) independent director and audit committee requirements.  Under Nasdaq Listing Rule 5605, the board of directors must be comprised of a majority of independent directors and the audit committee must be comprised of at least three independent directors. As of the effective time of Mr. Osborne’s resignation, the Board will be comprised of four directors, two of whom are independent under the Nasdaq Listing Rules.

On December 22, 2011, the Company provided formal notice to Nasdaq indicating that, effective on December 30, 2011, the Company would no longer be in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. Pursuant to Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4)(A), the Company is given a cure period during which it is required to regain compliance with these listing rules. Under the listing rules, the Company has until the earlier of the Company’s next annual stockholders’ meeting or December 30, 2012. If the Company’s next annual stockholders’ meeting is held before June 27, 2012, then the Company will be required to evidence compliance by June 27, 2012. The Company expects to receive formal notification from Nasdaq re: this failure to satisfy continued listing rules during the first week of 2012.

The Nominating and Corporate Governance Committee of the Company’s Board has already begun the process of identifying a qualified independent director candidate to fill Mr. Osborne’s seat on the Board and each of the committees on which he serves. The Company expects to fill the vacancy created by Mr. Osborne’s departure during the first quarter of 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: December 29, 2011	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer, President and Chief Financial Officer